                                                                    EXHIBIT 99.1



                 TIME WARNER REPORTS FIRST QUARTER 2004 RESULTS


NEW YORK, APRIL 28, 2004 - Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2004.

Revenues for the quarter climbed 9% over the same period in 2003 to $10.1 billion, led by increases at the Filmed Entertainment, Cable and Networks segments.

Operating Income before Depreciation and Amortization rose 27% to $2.4 billion. Driving this increase was growth at all of the Company's business segments, with significant year-over-year advances at the Networks, Filmed Entertainment and America Online segments.

Operating Income increased 40% to $1.6 billion.

For the first three months of 2004, the Company generated $1.7 billion in Cash Provided by Continuing Operations and $1.1 billion of Free Cash Flow (a 44% conversion rate of Operating Income before Depreciation and Amortization).

Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change increased to $0.15 from $0.10 in last year's first quarter.

OUTSTANDING OPERATING PERFORMANCE

Chairman and Chief Executive Officer Dick Parsons said: "We're very pleased with the Company's strong financial performance this quarter, as we're off to a great start for the year. We posted very attractive top-line results, and all of our segments generated year-over-year growth in Operating Income before Depreciation and Amortization - led by spectacular quarters from our film studios and television networks. These results demonstrate the individual and collective strength of our businesses and put us comfortably on track to meet all of our 2004 financial targets."

COMPLETION OF NET DEBT REDUCTION PLAN

At the end of the first quarter of 2004, the Company's net debt totaled $18.8 billion, down from $22.7 billion at December 31, 2003. As a result, the Company achieved its previously announced net debt reduction target almost a full year ahead of schedule. The reduction reflected the receipt of $2.6 billion in cash from the sale of Warner Music Group's recorded music and music publishing businesses on March 1, 2004, as well as the generation of significant Free Cash Flow.

On March 31, 2004, the Company completed the sale of the National Basketball Association's Atlanta Hawks franchise, the National Hockey League's Atlanta Thrashers franchise and operating rights to the Atlanta sports and entertainment venue, Philips Arena.

CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS

For the three months ended March 31, 2004, the Company reported Net Income of $961 million, or $0.21 per basic common share and $0.20 per diluted common share. This compares to Net Income in 2003 of $396 million, or $0.09 per basic and diluted common share.

For the three months ended March 31, 2004, the Company reported Income before discontinued operations and cumulative effect of an accounting change of $712 million, or $0.16 per basic common share and $0.15 per diluted common share.

This compares to Income before discontinued operations and cumulative effect of an accounting change in 2003 of $430 million, or $0.10 per basic and diluted common share. Income before discontinued operations and cumulative effect of an accounting change in 2003 includes $24 million of pre-tax restructuring charges and $103 million of pre-tax net investment gains.

Discontinued operations include the operating results of the Company's music business in all periods presented. Specifically, for the three months ended March 31, discontinued operations reflect income of $215 million in 2004 and a loss of $34 million in 2003. The first quarter 2004 income is primarily related to the realization of tax benefits associated with the sale of Warner Music Group.

PERFORMANCE OF SEGMENTS

The schedules below reflect Time Warner's performance for the first quarter by line of business (in millions):

THREE MONTHS ENDED MARCH 31:

                                                                THREE MONTHS ENDED MARCH 31,
REVENUES:                                                         2004               2003
                                                                --------           --------
AOL                                                             $  2,191           $  2,197
Cable                                                              2,043              1,842
Filmed Entertainment                                               2,951              2,364
Networks                                                           2,195              2,092
Publishing                                                         1,088              1,152
Intersegment Eliminations                                           (378)              (411)
                                                                --------           --------

TOTAL REVENUES                                                  $ 10,090           $  9,236
--------------


OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION:
AOL                                                             $    489           $    404
Cable                                                                750                691
Filmed Entertainment                                                 427                251
Networks (a)                                                         735                500
Publishing (b)                                                       170                148
Corporate (c)                                                       (164)              (101)
Intersegment Eliminations                                              6                  5
                                                                --------           --------

TOTAL OPERATING INCOME BEFORE
-----------------------------
DEPRECIATION AND AMORTIZATION                                   $  2,413           $  1,898
-----------------------------


OPERATING INCOME:
AOL                                                             $    277           $    194
Cable                                                                386                359
Filmed Entertainment                                                 352                183
Networks  (a)                                                        683                452
Publishing (b)                                                       102                 81
Corporate (c)                                                       (180)              (109)
Intersegment Eliminations                                              6                  5
                                                                --------           --------

TOTAL OPERATING INCOME                                          $  1,626           $  1,165
----------------------


(a) For the three months ended March 31, 2004, includes a $7 million loss related to the sale of the winter sports teams.

(b) For the three months ended March 31, 2004, includes an $8 million gain related to the sale of a building.

(c) For the three months ended March 31, 2004, includes $53 million of costs associated with the relocation from the Company's former corporate headquarters.

Presented below is a discussion of Time Warner's business segments for the first quarter of 2004, unless otherwise noted.

AMERICA ONLINE

America Online's Operating Income before Depreciation and Amortization increased 21% in the quarter on Revenues that were essentially flat. Operating Income rose 43%.

Growth in America Online's Subscription Revenues was offset by declines in Advertising and Other Revenues. Subscription Revenues were up 1% ($21 million), due principally to favorable foreign currency exchange rates at AOL Europe ($64 million) and expansion of the AOL for Broadband service, offset partly by declines in US narrowband membership and an increase in value-added taxes at AOL Europe. Advertising Revenues decreased by 5% ($12 million), as a result of the reduction in intercompany revenues of $31 million and lower revenues recognized from prior-period commitments, offset partially by increased revenues from paid search ($27 million). Other Revenues decreased 21% ($15 million), due mainly to America Online's previously announced strategy to reduce the promotion of its merchandise business.

The increase in Operating Income before Depreciation and Amortization reflects 5% overall lower expenses, led by lower consolidated network expenses (a 20% decline, or a reduction of $132 million). Results also benefited from improvements at AOL Europe, offset in part by lower US Subscription Revenues and higher domestic marketing expenses.

Operating Income increased, due to the aforementioned changes in Operating Income before Depreciation and Amortization.

At March 31, 2004, the AOL service had 24.0 million members in the US, a decrease of 237,000 for the quarter. The quarter's decline represents a decrease of 361,000 billed subscribers that was offset partially by an increase of 124,000 members in trial and retention programs. The AOL service in Europe had
6.4 million members at March 31, 2004, reflecting an increase of 38,000 for the quarter.

CABLE

Cable's Operating Income before Depreciation and Amortization climbed 9% in the quarter on an 11% increase in Revenues. Operating Income rose 8%.

Subscription Revenues grew 11%, driven by the increased penetration of high-speed data and advanced digital video services as well as higher basic cable rates. Within these results, high-speed data revenues increased 32%, or $100 million. Advertising Revenues climbed 7%.

The increase in Operating Income before Depreciation and Amortization reflected the growth in Revenues and increased contributions from its high-speed data business, offset partially by a 12% increase ($142 million) in overall expenses. Higher expenses were driven by a 10% increase ($42 million) in video programming costs and a $27 million reserve related to a legal claim, as well as higher marketing and general operating expenses, including the costs associated with the roll-out of its new Digital Phone service. Excluding the impact of the aforementioned legal reserve, Operating Income before Depreciation and Amortization increased 12%.

The increase in Operating Income reflected the aforementioned changes in Operating Income before Depreciation and Amortization, offset partly by the increase in depreciation related to the cumulative investment in customer premise equipment (digital converters and modems) and a $16 million increase in the amortization of subscriber list intangibles, which resulted from the restructuring of the Time Warner Entertainment Company, L.P. that was completed on March 31, 2003.

Time Warner Cable added 137,000 net digital video subscribers during the quarter to reach a total of 4.5 million subscribers, which represented 41% of basic video cable subscribers. In addition, at the end of the first quarter, Time Warner Cable had 458,000 subscribers to its Digital Video Recorder ("DVR") service and 1.2 million subscribers to its Subscription Video-On-Demand ("SVOD") services, representing 10% and 26% of digital video customers, respectively. Basic video cable subscribers remained essentially flat versus the year-ago quarter.

Time Warner Cable added 193,000 net residential high-speed data subscribers in the quarter for a total of 3.4 million subscribers, which represented 18% of eligible homes passed.

Time Warner Cable also remains on track to deploy Digital Phone to essentially all of its divisions by the end of 2004. At March 31, 2004, Digital Phone was available in seven of Time Warner Cable's systems, including: Portland, Maine; Raleigh, North Carolina; Kansas City, Missouri; Rochester, New York; Charlotte, North Carolina; Columbus, Ohio and Western Ohio.

FILMED ENTERTAINMENT

Filmed Entertainment's Operating Income before Depreciation and Amortization climbed a robust 70% in the quarter on a very strong 25% increase in Revenues. Operating Income rose 92%.

Revenue growth was driven by higher worldwide license fees from television series, led by third-cycle syndication of Seinfeld and strength in home video.

The increase in Operating Income before Depreciation and Amortization reflected the growth in Revenues, offset partially by difficult comparisons to significant contributions from the Harry Potter franchise in the prior year and a 19% increase in expenses ($411 million) in the current year, which included the benefit of lower film valuation adjustments. The increase in overall expenses was driven by higher production costs for new episodic television series, as well as higher theatrical marketing and distribution costs. Operating Income increased due to the aforementioned changes in Operating Income before Depreciation and Amortization, offset by slight increases in depreciation and amortization.

For the year, through March 28th, Warner Bros. Pictures and New Line generated $237 million and $145 million, respectively, in domestic box office - combining for an industry-leading share of 20%.

Notable home video releases included New Line's The Texas Chainsaw Massacre, Freddy vs. Jason and Secondhand Lions, as well as Warner Bros.' Gothika, Matchstick Men and Friends: The Complete Sixth Season.

Released December 17, 2003, New Line's The Lord of the Rings: The Return of the King became only the second movie ever to break the $1 billion mark in worldwide box office, totaling to date more than $1.1 billion.

At the 76th Annual Academy Awards, The Lord of the Rings: The Return of the King won a record-tying 11 Oscars, including Best Picture and Best Director. Warner Bros.' Mystic River was awarded Oscars for Best Actor and Best Supporting Actor.

NETWORKS

Networks' Operating Income before Depreciation and Amortization climbed a strong 47% in the quarter on a Revenue increase of 5%. Operating Income rose 51%.

Subscription and Advertising Revenues both had double-digit increases during the quarter. These increases were offset in part by a decline in Content Revenues. The Subscription Revenues gain of 10% resulted from higher subscription rates at Turner and HBO, as well as, to a lesser extent, an increase in subscribers at Turner. Advertising Revenues rose 12% - with 14% growth at the Turner networks and a 6% increase at The WB - due primarily to higher CPMs at both Turner and The WB, as well as higher sell-out rates at Turner. Content Revenues decreased 20%, due mainly to difficult comparisons at HBO stemming from the 2003 first quarter home video release of My Big Fat Greek Wedding, offset in part by higher licensing fees and syndication revenues from Everybody Loves Raymond and higher ancillary revenue from HBO's original programming, including a benefit from favorable home video returns experience.

The strong growth in Operating Income before Depreciation and Amortization was driven by higher Revenues and an 8% reduction in overall expenses, including aggregate reversals of bad debt reserves of approximately $60 million at Turner and HBO that related to the 2002 bankruptcy of Adelphia Communications. Programming expenses declined 3% ($23 million) in the first quarter of 2004 due largely to a scheduling shift in original series and original movies at Turner. The 2003 first quarter results also included incremental war-related newsgathering costs as well as $8 million of restructuring costs. The 2004 first quarter results also include a $7 million loss related to the sale of Turner's winter sports teams. Operating Income increased due to the aforementioned changes in Operating Income before Depreciation and Amortization, offset partially by modestly higher levels of depreciation.

TNT finished the quarter #1 in prime time and total-day delivery of Adults 18-49 and 25-54 - turning in its best quarter ever for total-day delivery of these demographics. TBS ranked #1 in total-day delivery of Adults 18-34 and #2 behind TNT in total-day delivery of Adults 18-49 and 25-54.

HBO's new original series, Deadwood, delivered the largest audience ever on HBO for the premiere of an original series and has been renewed for a second season that will run in 2005. The fifth season of HBO's The Sopranos premiered with its highest rating ever for the series.

PUBLISHING

Publishing's Operating Income before Depreciation and Amortization increased 15% in the quarter, including a gain of $8 million related to the sale of a building, on a Revenue decline of 6%. Excluding this gain, Operating Income before Depreciation and Amortization increased 9%.

Operating Income rose 26%.

The decline in Revenues ($64 million) reflected decreases in Content and Other Revenues, stemming from the sale of the Time Life direct marketing operation ($86 million of revenues in the first quarter of 2003). These declines were offset in part by the favorable effects of currency exchange rates. Advertising Revenues were essentially flat, reflecting continued softness in the print advertising industry.

The increase in Operating Income before Depreciation and Amortization reflects the absence in 2004 of a $17 million loss from Time Life and restructuring charges of $12 million in 2003, offset partly by $10 million of incremental expenses related to new magazine launches. Operating Income further reflected essentially flat levels of depreciation and amortization.

During the quarter, Time Inc. announced the September launch of ALL YOU, a newsstand publication aimed at value-conscious American women that will be distributed initially in Wal-Mart stores.

In the quarter, the Time Warner Book Group had 14 titles on The New York Times bestseller list, including 7 new releases and 7 continuing bestsellers from 2003. Major titles included James Patterson's 3rd Degree, John Le Carre's Absolute Friends and Brad Meltzer's The Zero Game.

USE OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION, ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION AND USE OF FREE CASH FLOW

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill and intangible assets and gains and losses on asset sales (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company's businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures, such as capital expenditures, investment spending and return on capital.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is cash provided by operations (as defined by accounting principles generally accepted in the United States) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to reduce net debt and make strategic investments.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

ABOUT TIME WARNER INC.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Time Warner Inc. issued a separate release today regarding its full-year 2004 business outlook. The Company's earnings conference call can be heard live at 4:45pm ET on Wednesday, April 28, 2004. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:

Edward Adler (Corporate Communications) (212) 484-6630

Tricia Primrose Wallace (Corporate Communications) (212) 484-7450

Mia Carbonell (Corporate Communications) (212) 484-6684

John Martin (Investor Relations) (212) 484-6579

Jim Burtson (Investor Relations) (212) 484-8719

Seth Zaslavsky (Investor Relations) (212) 484-8114

                                      # # #

                                TIME WARNER INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                                           MARCH 31,     DECEMBER 31,
                                                                               2004           2003
                                                                           ---------     ------------
                                                                              (MILLIONS, EXCEPT
                                                                               PER SHARE AMOUNTS)
ASSETS
CURRENT ASSETS
Cash and equivalents ................................................      $   5,895       $   3,040
Receivables, less allowances of $2.007 and $2.079 billion ...........          3,921           4,908
Inventories .........................................................          1,565           1,390
Prepaid expenses and other current assets ...........................          1,320           1,255
Current assets of discontinued operations ...........................             29           1,675
                                                                           ---------       ---------

Total current assets ................................................         12,730          12,268

Noncurrent inventories and film costs ...............................          4,467           4,465
Investments, including available-for-sale securities ................          3,946           3,770
Property, plant and equipment .......................................         12,409          12,559
Intangible assets subject to amortization ...........................          4,100           4,229
Intangible assets not subject to amortization .......................         39,656          39,656
Goodwill ............................................................         39,466          39,459
Other assets ........................................................          2,872           2,745
Noncurrent assets of discontinued operations ........................             --           2,632
                                                                           ---------       ---------

Total assets ........................................................      $ 119,646       $ 121,783
                                                                           =========       =========



LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable ....................................................      $   1,342       $   1,629
Participations payable ..............................................          2,185           1,955
Royalties and programming costs payable .............................          1,135           1,022
Deferred revenue ....................................................          1,140           1,065
Debt due within one year ............................................          1,747           2,287
Other current liabilities ...........................................          5,058           6,091
Current liabilities of discontinued operations ......................            112           1,574
                                                                           ---------       ---------

Total current liabilities ...........................................         12,719          15,623

Long-term debt ......................................................         22,916          23,458
Deferred income taxes ...............................................         14,274          13,291
Deferred revenue ....................................................          1,679           1,621
Mandatorily convertible preferred stock .............................          1,500           1,500
Other liabilities ...................................................          3,818           3,950
Minority interests ..................................................          5,447           5,401
Noncurrent liabilities of discontinued operations ...................             33             901

SHAREHOLDERS' EQUITY
Series LMCN-V common stock, $0.01 par value, 171.2 million shares
     outstanding in each period .....................................              2               2
Time Warner common stock, $0.01 par value, 4.385 and
     4.365 billion shares outstanding ...............................             44              44
Paid-in capital .....................................................        155,840         155,578
Accumulated other comprehensive loss, net ...........................           (292)           (291)
Accumulated deficit .................................................        (98,334)        (99,295)
                                                                           ---------       ---------

Total shareholders' equity ..........................................         57,260          56,038
                                                                           ---------       ---------

Total liabilities and shareholders' equity ..........................      $ 119,646       $ 121,783
                                                                           =========       =========

See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          THREE MONTHS ENDED MARCH 31,
                                   (UNAUDITED)


                                                                                 2004           2003
                                                                               --------       --------
                                                                        (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues:
     Subscriptions .............................................               $  5,255       $  4,935
     Advertising ...............................................                  1,445          1,338
     Content ...................................................                  3,117          2,577
     Other .....................................................                    273            386
                                                                               --------       --------

     Total revenues ............................................                 10,090          9,236

Costs of revenues ..............................................                 (5,935)        (5,626)
Selling, general and administrative ............................                 (2,375)        (2,289)
Restructuring costs ............................................                     --            (24)
Amortization of intangible assets ..............................                   (154)          (132)
                                                                               --------       --------


Operating income ...............................................                  1,626          1,165

Interest expense, net ..........................................                   (422)          (460)
Other income, net ..............................................                     34             94
Minority interest expense ......................................                    (51)           (56)
                                                                               --------       --------
Income before income taxes, discontinued operations
     and cumulative effect of accounting change ................                  1,187            743
Income tax provision ...........................................                   (475)          (313)
                                                                               --------       --------

Income before discontinued operations and
     cumulative effect of accounting change ....................                    712            430
Discontinued operations, net of tax ............................                    215            (34)
                                                                               --------       --------
Income before cumulative effect of accounting change ...........                    927            396
Cumulative effect of accounting change, net of tax .............                     34             --
                                                                               --------       --------
Net income .....................................................               $    961       $    396
                                                                               ========       ========

Basic income per common share before discontinued
     operations and cumulative effect of accounting change .....               $   0.16       $   0.10
Discontinued operations ........................................                   0.04          (0.01)
Cumulative effect of accounting change .........................                   0.01             --
                                                                               --------       --------

Basic net income per common share ..............................               $   0.21       $   0.09
                                                                               ========       ========

Diluted income per common share before discontinued
     operations and cumulative effect of accounting change .....               $   0.15       $   0.10
Discontinued operations ........................................                   0.04          (0.01)
Cumulative effect of accounting change .........................                   0.01             --
                                                                               --------       --------

Diluted net income per common share ............................               $   0.20       $   0.09
                                                                               ========       ========

Average basic common shares ....................................                4,549.1        4,483.2
                                                                               ========       ========
Average diluted common shares ..................................                4,699.1        4,524.9
                                                                               ========       ========

-----------------------------
See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          THREE MONTHS ENDED MARCH 31,
                                   (UNAUDITED)

                                                                                         2004          2003
                                                                                       -------       -------
                                                                                           (MILLIONS)
OPERATIONS
Net income(a) ...................................................................      $   961       $   396
Adjustments for noncash and nonoperating items:
     Cumulative effect of an accounting change ..................................          (34)           --
     Depreciation and amortization ..............................................          787           733
     Amortization of film costs .................................................          690           710
     Loss on writedown of investments ...........................................            1            10
     Gain on sale of investments, net ...........................................          (39)         (109)
     Equity in losses of investee companies and cash distributions ..............            4            22
Changes in operating assets and liabilities, net of acquisitions ................         (477)         (475)
Adjustments relating to discontinued operations .................................          (74)          258
                                                                                       -------       -------

Cash provided by operations .....................................................        1,819         1,545
                                                                                       -------       -------

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired ..............................          (80)         (221)
Investments and acquisitions from discontinued operations .......................           --           (16)
Capital expenditures and product development costs from continuing operations ...         (557)         (540)
Capital expenditures from discontinued operations ...............................           --           (14)
Investment proceeds from available-for-sale securities ..........................           22           902
Other investment proceeds .......................................................        2,578            12
                                                                                       -------       -------

Cash provided by investing activities ...........................................        1,963           123
                                                                                       -------       -------

FINANCING ACTIVITIES
Borrowings ......................................................................        1,866         1,793
Debt repayments .................................................................       (2,917)       (1,549)
Proceeds from exercise of stock options .........................................          172            76
Principal payments on capital leases ............................................          (48)          (31)
                                                                                       -------       -------

Cash provided (used) by financing activities ....................................         (927)          289
                                                                                       -------       -------

INCREASE IN CASH AND EQUIVALENTS ................................................        2,855         1,957

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD .....................................        3,040         1,730
                                                                                       -------       -------

CASH AND EQUIVALENTS AT END OF PERIOD ...........................................      $ 5,895       $ 3,687
                                                                                       =======       =======

-------------------------

(a) Includes net income from discontinued operations of $215 million in March 31, 2004 and a net loss of $34 million in March 31, 2003.


See accompanying notes.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                      AND AMORTIZATION TO OPERATING INCOME
                              (MILLIONS, UNAUDITED)


THREE MONTHS ENDED MARCH 31, 2004

                                OPERATING INCOME
                                      BEFORE
                                  DEPRECIATION                                      OPERATING
                                AND AMORTIZATION   DEPRECIATION    AMORTIZATION       INCOME
                                ----------------   ------------    ------------     ----------
AOL ..........................        $   489         $  (170)        $   (42)        $   277
Cable ........................            750            (346)            (18)            386
Filmed Entertainment .........            427             (22)            (53)            352
Networks .....................            735             (49)             (3)            683
Publishing ...................            170             (30)            (38)            102
Corporate ....................           (164)            (16)             --            (180)
Intersegment elimination .....              6              --              --               6
                                      -------         -------         -------         -------
Total ........................        $ 2,413         $  (633)        $  (154)        $ 1,626
                                      =======         =======         =======         =======


THREE MONTHS ENDED MARCH 31, 2003

                                OPERATING INCOME
                                      BEFORE
                                  DEPRECIATION                                      OPERATING
                                AND AMORTIZATION   DEPRECIATION    AMORTIZATION       INCOME
                                ----------------   ------------    ------------     ----------


AOL ..........................        $   404         $  (171)        $   (39)        $   194
Cable ........................            691            (330)             (2)            359
Filmed Entertainment .........            251             (20)            (48)            183
Networks .....................            500             (45)             (3)            452
Publishing ...................            148             (27)            (40)             81
Corporate ....................           (101)             (8)             --            (109)
Intersegment elimination .....              5              --              --               5
                                      -------         -------         -------         -------
Total ........................        $ 1,898         $  (601)        $  (132)        $ 1,165
                                      =======         =======         =======         =======

                                TIME WARNER INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
        RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
                              (MILLIONS, UNAUDITED)

Time Warner evaluates operating performance based on several factors, including free cash flow, which is defined as cash provided by operations less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any.


                                                                THREE MONTHS ENDED MARCH 31,
                                                                   2004              2003
                                                                 -------           -------

Cash provided by operations ...........................          $ 1,819           $ 1,545
Less discontinued operations:
     Net (income) loss ................................             (215)               34
     Other changes ....................................               74              (258)
                                                                 -------           -------

Cash provided by continuing operations ................            1,678             1,321
Capital expenditures and product development costs
     from continuing operations .......................             (557)             (540)
Principal payments on capital leases from
     continuing operations ............................              (48)              (31)
                                                                 -------           -------

Free cash flow ........................................          $ 1,073           $   750
                                                                 =======           =======

                                TIME WARNER INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, AND UPDATE ON STATUS OF GOVERNMENT INVESTIGATIONS

DESCRIPTION OF BUSINESS

Time Warner Inc. ("Time Warner" or the "Company") is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its business interests into five fundamental areas: AOL, consisting principally of interactive services; Cable, consisting principally of interests in cable systems; Filmed Entertainment, consisting principally of interests in filmed entertainment and television production; Networks, consisting principally of interests in cable television and broadcast network programming; and Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing.

BASIS OF PRESENTATION

USE OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION, ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION AND FREE CASH FLOW

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill and intangible assets and gains and losses on asset sales (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company's businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures such as capital expenditures, investment spending and return on capital.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is cash provided by operations (as defined by accounting principles generally accepted in the United States) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to reduce debt and make strategic investments.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DISCONTINUED OPERATIONS PRESENTATION OF MUSIC SEGMENT

On March 1, 2004, the Company closed on the sale of its Warner Music Group's recorded music and music publishing businesses for $2.6 billion in cash and an option to reacquire a minority stake in the operations sold. On October 24, 2003, the Company closed on the sale of its DVD and CD manufacturing business for $1.05 billion in cash. Upon closing these transactions, the Company disposed of its entire music business. As previously discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, the results of the Music segment are being presented as discontinued operations for all periods.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior year's financial information to conform to the March 31, 2004 presentation.

UPDATE ON STATUS OF GOVERNMENT INVESTIGATIONS

The Securities and Exchange Commission ("SEC") and the Department of Justice ("DOJ") continue to conduct investigations into accounting and disclosure practices of the Company. Those investigations are focused on transactions principally involving the Company's America Online unit that were entered into after July 1, 1999, including advertising arrangements and the methods used by the America Online unit to report its subscriber numbers.

In its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the SEC on March 28, 2003, the Company disclosed that the staff of the SEC had recently informed the Company that, based on information provided to the SEC by the Company, it was the preliminary view of the SEC staff that the Company's accounting for two related transactions between America Online and Bertelsmann AG should be adjusted. For a description of those transactions, see Management's Discussion and Analysis of Results of Operations and Financial Condition and Note 18 to the financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (filed with the SEC on March 15, 2004). At that time, the Company further disclosed that it had provided the SEC a written explanation of the basis for the Company's accounting for these transactions and the reasons why both the Company and its auditors continued to believe that these transactions had been accounted for correctly.

The staff of the SEC has continued to review the Company's accounting for these transactions, including the Company's written and oral submissions to the SEC. In July 2003, the Office of the Chief Accountant of the SEC informed the Company that it has concluded that the accounting for these transactions is incorrect. Specifically, in the view of the Office of the Chief Accountant, the Company should have allocated some portion of the $400 million paid by Bertelsmann to America Online for advertising, which was run by the Company and recognized as revenue, as consideration for the Company's decision to relinquish its option to pay Bertelsmann in stock for its interests in AOL Europe, and therefore should have been reflected as a reduction in the purchase price for Bertelsmann's interest in AOL Europe, rather than as advertising revenue. In addition, the Division of Enforcement of the SEC continues to investigate the facts and circumstances of the negotiation and performance of these agreements with Bertelsmann, including the value of advertising provided thereunder.

Based upon its knowledge and understanding of the facts of these transactions, the Company and its auditors continue to believe its accounting for these transactions is appropriate. It is possible, however, that the Company may learn information as a result of its ongoing review, discussions with the SEC, and/or the SEC's ongoing investigation that would lead the Company to reconsider its views of the accounting for these transactions. It is also possible that restatement of the Company's financial statements with respect to these transactions may be necessary. In light of the conclusion of the Office of the Chief Accountant that the

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

accounting for the Bertelsmann transactions is incorrect, it is likely that the SEC would not declare effective any registration statement of the Company or its affiliates, such as the potential initial public offering of Time Warner Cable Inc., until this matter is resolved.

The SEC staff also continues to investigate a range of other transactions principally involving the Company's America Online unit, including advertising arrangements and the methods used by the America Online unit to report its subscriber numbers. The DOJ also continues to investigate matters relating to these transactions and transactions involving certain third parties with whom America Online had commercial relationships. The Company intends to continue its efforts to cooperate with both the SEC and the DOJ investigations to resolve these matters. The Company may not currently have access to all relevant information that may come to light in these investigations, including but not limited to information in the possession of third parties who entered into agreements with America Online during the relevant time period. It is not yet possible to predict the outcome of these investigations, but it is possible that further restatement of the Company's financial statements may be necessary. It is also possible that, so long as there are other unresolved issues associated with the Company's financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed.

NOTE 2: FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN 46"), which requires variable interest entities ("VIEs"), often referred to as special purpose entities or "SPEs," to be consolidated if certain criteria are met. FIN 46 was effective upon issuance for all VIEs created after January 31, 2003, and effective July 1, 2003, for VIEs that existed prior to February 1, 2003. During 2003, the FASB delayed the required implementation date of FIN 46 for certain VIEs until March 31, 2004.

The Company adopted the provisions of FIN 46, effective July 1, 2003, for those VIEs representing lease-financing arrangements with SPEs. In December 2003, the FASB issued a revision of FIN 46 ("FIN 46R") to replace FIN 46. The Company adopted FIN 46R effective March 31, 2004, for its equity investments and joint venture arrangements that are considered VIEs. The application of FIN 46R to the Company's equity investments and joint venture arrangements as of March 31, 2004, resulted in the consolidation of the Company's investment in America Online Latin America, Inc. ("AOLA").

AOLA is a publicly traded entity whose significant shareholders include the Company, the Cisneros Group (a private investment company) and Banco Itau (a leading Brazilian bank). AOLA provides online services principally to customers in Brazil, Mexico and Argentina. The Company holds common and preferred equities of AOLA and has also loaned $160 million to AOLA in the form of convertible subordinated notes due 2007. Upon the adoption of FIN 46R, the Company has consolidated AOLA, as AOLA was determined to be a variable interest entity and the Company its primary beneficiary. Prior to the adoption of FIN 46R, the Company accounted for its investment in AOLA under the equity method of accounting. The Company has no obligation to provide additional funding for AOLA's operations and the creditors of AOLA have no recourse to the Company.

In accordance with the transition provisions of FIN 46R, the assets and liabilities of AOLA were recorded in the Company's consolidated balance sheet as of March 31, 2004 in the amounts at which they would have been carried if FIN 46R had been effective when the Company first met the conditions to be the primary beneficiary of AOLA. Upon consolidating the balance sheet of AOLA, the Company recorded incremental assets of approximately $85 million and liabilities of $29 million, with the difference of $56 million recognized as the pre-tax cumulative effect of an accounting change ($34 million on an after-tax basis). Prior periods have not been restated. The Company has been and will consolidate the operating results of AOLA's operations commencing April 1, 2004. In order to provide the time necessary to consolidate and evaluate the AOLA financial information, the AOLA financial statements will be consolidated by the Company on a one-quarter time lag. The Company does not believe that the consolidated results of AOLA will have a material impact on its results of operations.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3: OTHER TRANSACTIONS AND ITEMS AFFECTING COMPARABILITY


                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2004            2003
                                                                 -----           -----
Items that impact operating income:                                    (MILLIONS)
Restructuring costs ...................................          $  --           $ (24)
Loss on sale of winter sports teams ...................             (7)             --
Gain on sale of a Publishing building .................              8              --
                                                                 -----           -----

Impact on operating income ............................              1             (24)
                                                                 -----           -----

Items that impact other income (expense), net:
Investment gains ......................................             39             109
Loss on investments, net ..............................             (3)             (6)
                                                                 -----           -----

Impact on other income, net ............................            36             103
                                                                 -----           -----

Pre-tax impact ........................................             37              79
Income tax impact .....................................            (15)            (32)
                                                                 -----           -----

After-tax impact ......................................          $  22           $  47
                                                                 =====           =====

RESTRUCTURING COSTS

Restructuring costs consist of charges related to employee terminations and exit activities, which are expensed in accordance with accounting principles generally accepted in the United States. During the three months ended March 31, 2004, the Company did not incur any restructuring costs. During the three months ended March 31, 2003, the Company incurred restructuring costs of $24 million, including $4 million at AOL, $8 million at Networks and $12 million at Publishing.

GAIN/(LOSS) ON DISPOSAL OF ASSETS

Sale of Winter Sports Teams

On March 31, 2004, the Company closed the previously announced agreement to sell an 85% interest in the Turner winter sports teams (the Atlanta Thrashers, an NHL team, and the Atlanta Hawks, an NBA team) and operating rights to Philips Arena, an Atlanta sports and entertainment venue. In addition to the $219 million impairment charge recognized in the second and third quarters of 2003, the Company recorded a $7 million loss on the finalization of the sale in the first quarter of 2004. This loss is reflected as a component of Operating Income.

Sale of Publishing Building

During the three months ended March 31, 2004, the Company recognized an $8 million pretax gain on the sale of a building located in Virginia, which was owned by the Publishing segment. This gain is reflected as a component of Operating Income.

INVESTMENT GAINS

For the three months ended March 31, 2004, the Company recognized $39 million of investment related gains. For the three months ended March 31, 2003, the Company recognized $109 million of investment related gains, including a $50 million gain from the sale of the Company's interest in Hughes Electronics Corp. ("Hughes") and gains of $35 million on the sale of the Company's equity interest in an international theater chain.

These gains are included in "Other income, net" in the accompanying consolidated statement of operations.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

LOSS ON INVESTMENTS, NET

For the three months ended March 31, 2004, non-cash charges to reflect other-than-temporary declines in the Company's investments were $3 million. This amount reflects $1 million to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value and $2 million related to market fluctuations in equity derivative instruments.

For the three months ended March 31, 2003, non-cash charges to reflect other-than-temporary declines in the Company's investments were $6 million. These amounts were comprised of $10 million to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value offset by income of $4 million to reflect market fluctuations in equity derivative instruments.

These write-downs are included in "Other income, net" in the accompanying consolidated statement of operations.

NOTE 4:  INTERSEGMENT TRANSACTIONS

In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intercompany transactions include:

- The Filmed Entertainment segment generating content revenue by licensing television and theatrical programming to the Networks segment;

- The Networks segment generating subscription revenues by selling cable network programming to the Cable segment;

- The AOL, Cable, Networks and Publishing segments generating advertising revenue by cross-promoting the products and services of all Time Warner segments; and

- The AOL segment generating other revenue by providing the Cable segment's customers access to the AOL Transit Data Network (ATDN) for high-speed access to the Internet.

These intersegment transactions are recorded by each segment at fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results.

Revenues recognized by Time Warner's segments on intersegment transactions are as follows:

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                   2004          2003
                                                                   ----          ----
                                                                       (MILLIONS)
INTERSEGMENT REVENUES
AOL ......................................................          $ 15          $ 50
Cable ....................................................            14            16
Filmed Entertainment .....................................           188           174
Networks .................................................           143           152
Publishing ...............................................            18            19
                                                                    ----          ----

   Total intersegment revenues ...........................          $378          $411
                                                                    ====          ====

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Included in the total intercompany revenues above are intercompany advertising revenues, as follows:

                                                              THREE MONTHS ENDED MARCH 31,
                                                                   2004          2003
                                                                   ----          ----
                                                                      (MILLIONS)
INTERSEGMENT ADVERTISING REVENUES
AOL ......................................................          $ 2          $33
Cable ....................................................            3            2
Filmed Entertainment .....................................            -            -
Networks .................................................           20           24
Publishing ...............................................            9           19
                                                                    ---          ---

   Total intersegment advertising revenues ...............          $34          $78
                                                                    ===          ===

During the second quarter of 2003, there was a change in the application of AOL's policy for intercompany advertising barter transactions. In the first quarter of 2003, AOL's intersegment advertising revenue would have been approximately $1 million had the current application of the accounting policy been in effect. This change, however, had no impact on AOL's Operating Income or its Operating Income before Depreciation and Amortization. In addition, because intercompany transactions are eliminated on a consolidated basis, this change in policy did not impact the Company's consolidated results of operations.

NOTE 5: SALE OF MUSIC SEGMENT

With the closing of the WMG recorded music and music publishing transaction, the Company has disposed of its music operations. Accordingly, the Company has presented the results of operations and financial condition of the Music segment as discontinued operations for all periods presented.

Financial data of the Music operations, included in discontinued operations for the quarters ended March 31, 2004 and 2003 is as follows:

                                                         MARCH 31, 2004     MARCH 31, 2003
                                                         --------------     --------------
                                                                    (MILLIONS)
Total revenues.......................................         $780             $765
Pretax Income (Loss).................................           77              (50)
Income tax benefit...................................          138               16
Net Income (Loss)....................................          215              (34)

As of March 31, 2004, there are $29 million of assets and $145 million of liabilities associated with the former music operations. The liabilities are principally related to severance and pension obligations to former employees of the Music Segment, which were retained by Time Warner. All of the assets and a majority of the liabilities are expected to be collected or paid in the next twelve months.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6: CABLE CAPITAL EXPENDITURES AND SUBSCRIBER STATISTICS

CAPITAL EXPENDITURES

The Cable segment's capital expenditures from continuing operations are comprised of the following categories:

                                                       THREE MONTHS ENDED MARCH 31,
                                                       ----------------------------
                                                           2004          2003
                                                           ----          ----
                                                               (MILLIONS)
Customer premise equipment .......................         $166          $178
Scaleable infrastructure .........................           24            25
Line extensions ..................................           46            39
Upgrade/rebuild ..................................           21            38
Support capital ..................................           62            66
                                                           ----          ----

   Total capital expenditures ....................         $319          $346
                                                           ====          ====

CABLE SUBSCRIBER STATISTICS

At the Time Warner Cable segment, total customer relationships, representing the number of customers that receive at least one level of service, increased by 1.3% to approximately 11.436 million as of March 31, 2004 compared to approximately 11.286 million as of March 31, 2003 and revenue generating units, representing the total of all analog video, digital video, high-speed data and telephony customers, increased by 7.6% to approximately 18.995 million as of March 31, 2004 compared to approximately 17.661 million as of March 31, 2003. The Company's subscriber amounts include subscribers at both consolidated entities and investees accounted for under the equity method of accounting that are managed by the Company.